Exhibit 5.1

Suite 2300 1300 SW Fifth Avenue
Portland, OR 97201-5630
503.241.2300 tel 503.778.5299 fax

July 30, 2009

AVI BioPharma, Inc.

One S.W. Columbia Street, Suite 1105

Portland, Oregon  97258

Dear Ladies and Gentlemen:

We have acted as counsel to AVI BioPharma, Inc. (the “Company”) in connection with the registration statement on Form S-3 to be filed by the Company with the Securities and Exchange Commission on July 30, 2009 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an as-yet undetermined number of shares of common stock and preferred stock, debt securities and warrants to purchase common stock, preferred stock, and an as-yet undetermined principal amount of debt securities, having an aggregate initial offering price not to exceed $125,000,000.  The securities offered and sold by the Company pursuant to the Registration Statement may be all or any combination of (1) shares of common stock, par value $0.0001 per share, of the Company (the “Common Shares”), (2) shares of preferred stock, par value $0.0001 per share, in any class or series, of the Company (the “Preferred Shares”), (3) senior, senior subordinated, or subordinated debt securities of the Company (the “Debt Securities”) consisting of debentures, notes, and/or other evidences of indebtedness, (4) warrants to purchase Debt Securities, Preferred Shares or Common Shares, as designated by the Company at the time of the offering (collectively, the “Warrants”). The Common Shares, Preferred Shares, Debt Securities, and Warrants are collectively referred to herein as the “Securities.”

We have examined such documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinions expressed herein.  This opinion letter is to be interpreted in accordance with the Guidelines for the Preparation of Closing Opinions issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 57 Business Lawyer 875 (February 2002).

The Common Shares and/or Preferred Shares may be offered in any class or series and to the extent required will be issued pursuant to amendments to the Company’s Articles of Incorporation, as amended, restated or supplemented, filed with the Secretary of State of the State of Oregon (“OSOS”).

Anchorage	New York	Seattle
Bellevue	Porland	Shanghai	www.dwt.com
Los Angeles	San Francisco	Washington, D.C.

In connection therewith, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we have deemed necessary for purposes of the opinions expressed below. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies.

We have further assumed that:

(a) At and prior to the time of the sale and delivery of any Securities pursuant to the Registration Statement, (i) the Board of Directors of the Company (or the committee of the Board or the officer authorized to act on behalf of the Company) will have duly established the preferences, limitations, relative rights and other terms, if any, of any class or series, as applicable, of the Common Shares, the Preferred Shares, or the Warrants (ii) the resolutions adopted by the Board relating to the issuance of the Securities prior to the date hereof have not have been amended, modified or rescinded in any way that is relevant to the matters addressed in this opinion, (iii) the Registration Statement has been declared effective, no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings with respect thereto have been commenced or threatened, and (iv) there has not occurred any change in law adversely affecting the power of the Company to offer and sell the Securities or the validity of the Securities.

(b) The terms of any Common Shares, Preferred Shares, Debt Securities, or Warrants to be established subsequent to the date hereof, the offering, sale and delivery of any such Securities, and compliance by the Company with the preferences, limitations, relative rights and other terms, if any, of such Securities will not at the time of such offering, sale and delivery violate or conflict with (i) the Articles of Incorporation, as then amended, restated and supplemented, and Bylaws, as then amended, restated and supplemented, of the Company, (ii) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (iii) any law or regulation or any decree, judgment or order then applicable to the Company.

(c) The number of Securities to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of such class of shares authorized in the Articles of Incorporation, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance) at such time.

(d) Prior to the offering and sale in the case of Preferred Shares, articles of amendment respecting the preferences, limitations and relative rights of the Company’s capital stock will have been filed with, and accepted for record by, OSOS.

(e) Any Debt Securities will be issued under a valid and legally binding indenture (an “Indenture”) as it may be supplemented by a valid and legally binding supplemental indenture (each a “Supplemental Indenture”) in each case duly authorized, executed and delivered by the Company, and, if required by the Indenture, accompanied by an officer’s certificate, that conforms to the description thereof set forth in the prospectus, the applicable prospectus supplement and any related free writing prospectus.

(f) To the extent that the obligations of the Company under any Indenture or Supplemental Indenture may be dependent upon such matters, the financial institution to be identified in such Indenture or Supplemental Indenture as trustee or in any other specified capacity (the “Financial Institution”) will be duly organized, validly existing, and (to the extent applicable) in good standing under the laws of its jurisdiction of organization; the Financial Institution will be duly qualified to engage in the activities contemplated by such agreement; such agreement will have been duly authorized, executed, and delivered by the Financial Institution and will constitute the legally, valid and binding obligation of the Financial Institution enforceable against the Financial Institution in accordance with its terms; the Financial Institution will be in compliance, generally, with respect to acting under such agreement, with applicable laws and regulations; and the Financial Institution will have the requisite organizational and legal power and authority to perform its obligations under such agreement.

(g) Appropriate debentures, notes and/or other evidences of indebtedness evidencing the Debt Securities will be executed and authenticated in accordance with the Indenture, as it may be supplemented by a Supplemental Indenture, and, if required by the Indenture, accompanied by an officer’s certificate, will be delivered upon the issuance and sale of the Debt Securities and will comply with the Indenture, any Supplemental Indenture and any accompanying officer’s certificate, the Company’s Articles of Incorporation and Bylaws and applicable law.

(h) Notwithstanding anything herein to the contrary, in no event will the combined aggregate purchase prices for the Securities to be offered pursuant to the Registration Statement exceed the registered amount of $125,000,000.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a corporation duly formed and validly existing under the laws of the State of Oregon.

2. When (a) the terms of any class or series of the Common Shares, Preferred Shares, or Warrants, as applicable, have been authorized by appropriate action of the Company, and (b) the Common Shares, Preferred Shares, or Warrants as applicable, have been issued and sold upon the terms and conditions set forth in the Registration Statement, the prospectus, the applicable prospectus supplement and any and all free writing prospectuses, then such Common Shares, Preferred Shares, or Warrants as applicable, will be legally issued, fully paid and nonassessable.

3. Upon issuance and delivery of certificates for such Debt Securities against payment therefor in accordance with the terms and provisions of the appropriate action of the Company, the Debt Securities and the applicable Indenture, Supplemental Indenture together with an officer’s certificate, if any, the Registration Statement, the prospectus, the applicable prospectus supplement and any and all related free writing prospectuses, and, if applicable, an underwriting agreement, or upon issuance and delivery of certificates for such Debt Securities pursuant to the conversion of one or more series of Securities convertible into or exercisable for Debt Securities, the Debt Securities represented by such certificates will be duly authorized and, when duly executed, delivered and authenticated in accordance with the terms of the applicable Indenture, will be valid and legally binding obligations of the Company.

The opinions set forth herein with respect to Debt Securities are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity.

The foregoing opinion is limited to the corporate law of the State of Oregon, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Oregon, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any law other than the law of the State of Oregon, we do not express any opinion on such matter.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” therein.

Very truly yours,

/s/ Davis Wright Tremaine LLP